Exhibit 10.6

AMENDMENT TO THE

DYNEGY INC. 2002 LONG TERM INCENTIVE PLAN

WHEREAS, Dynegy Inc. (the “Company”), has heretofore adopted the Dynegy Inc. 2002 Long Term Incentive Plan (the “Plan”); and

WHEREAS, Paragraph XII of the Plan provides that the Board of Directors of the Company may amend the Plan at any time;

NOW, THEREFORE, the Plan shall be amended as follows, effective as of January 1, 2006:

1. Paragraph IX(b) of the Plan shall be deleted and the following shall be substituted therefor:

“(b) Performance Measures. A Performance Award shall be awarded to a Participant contingent upon future performance of the Company or any Affiliate, division, or department thereof during the performance period. The Committee shall establish the performance measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed; provided such measures may be made subject to adjustment for specified significant extraordinary items or events. The performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes. The performance measures established by the Committee may be based upon (1) the price of a share of Common Stock, (2) the Company’s earnings per share, (3) the return on capital employed by the Company, (4) the return on capital employed by a segment or portion of the Company designated by the Committee, (5) the Company’s sales, (6) the sales of a segment or portion of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any segment or portion of the Company designated by the Committee, (8) the cash flow return on investment of the Company or any segment or portion of the Company designated by the Committee, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any segment or portion of the Company designated by the Committee, (10) the economic value added, (11) the return on stockholders’ equity achieved by the Company, (12) the total stockholders’ return achieved by the Company, (13) the operating cash flow, free cash flow, or any other cash flow metric of the Company or any segment or portion of the Company designated by the Committee, (14) any other performance metric selected by the Committee, or (15) a combination of any of the foregoing. The Committee, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of performance measures.”

2. Paragraph IX(d) of the Plan shall be deleted and the following shall be substituted therefor:

“(d) Payment. Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the performance measures for such performance period, as determined and certified in writing by the Committee. Payment of a Performance Award shall be made in a lump sum in cash, Common Stock, or a combination thereof, as determined by the Committee, and shall be made no later than 2 1/2 months after the end of the performance period. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date.”

3. As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to the Plan to be executed this 16th day of March 2006, effective as of January 1, 2006.

DYNEGY INC.

By:	/s/ J. Kevin Blodgett
Name:	J. Kevin Blodgett
Title:	General Counsel & EVP, Administration